EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

SECOND QUARTER 2010 FINANCIAL RESULTS

Highlights Include:

•                  Favorable opinion on the safety of Senomyx Savory Flavor Ingredients by the European Food Safety Authority

•                  Completion of development activities for S6821 Bitter Blocker

•                  Letter Agreement signed with PepsiCo regarding Sweet Enhancer Program

SAN DIEGO, CA — August 5, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the second quarter ended June 30, 2010.  Revenues were $5.7 million for the second quarter of 2010, compared to $3.0 million for the second quarter of 2009, an increase of 91%.  Revenues were $13.4 million for the six months ended June 30, 2010, compared to $6.5 million for the six months ended June 30, 2009, an increase of 107%.  As of June 30, 2010, the Company had cash, cash equivalents, and short term investments of approximately $55.4 million.

“The second quarter of 2010 has been very active for Senomyx,” stated Kent Snyder, Chief Executive Officer of the Company.  “During the quarter we were informed that the European Food Safety Authority (EFSA) has provided a ‘favorable opinion’ for Senomyx’s Savory Flavor Ingredients, S336 and S807, which means that no further evaluation is required.  The successful conclusion of the evaluation is a key step toward receiving an approval to use these ingredients in the European Union.”

Senomyx’s Savory Flavor Ingredients are intended to reduce or replace added monosodium glutamate (MSG) in foods and beverages.  Final regulatory approval and commercialization in the EU is contingent upon the ingredients being included in the EFSA Union List, which EFSA has targeted for publication by the end of 2010.

“Nestlé, the world’s largest food and beverage company, is currently conducting marketing activities in the Pacific Rim, Latin America, and Africa with both new and reformulated established products that incorporate Senomyx’s Savory Flavor Ingredients.  Approval in Europe could create a new market opportunity for Nestlé,” Snyder noted.

“In addition, Ajinomoto, a leading global manufacturer of food and culinary products, is introducing products that contain a Senomyx flavor ingredient in Asia and another key region,” Snyder stated.  “Ajinomoto has increased the number of products launched and has also selected several new Senomyx flavor ingredients for potential marketing.”  Selection of the new ingredients, which are all currently being evaluated by Ajinomoto, triggered a $500,000 milestone payment to Senomyx.

“Another Senomyx partner, Firmenich, is continuing commercial activities for Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose (S2383),” Snyder said.  Firmenich SA, a global leader in providing ingredients and flavor systems to major consumer companies, has exclusive worldwide rights to market the sucralose enhancer as either a stand-alone ingredient or as part of a flavor system in all food and beverage product categories.

“Senomyx’s recent scientific achievements include important progress in our Bitter Blocker Program during the past quarter,” Snyder noted.  “Development activities, including primary safety studies, have now been completed for our S6821 Bitter Blocker, allowing Senomyx to submit regulatory filings for S6821 in the second half of the year.  S6821 is effective in reducing the bitterness of a variety of product prototypes.  We are encouraged by the accelerated pace of our development activities and the potential long-term value of our Bitter Blocker Program.

“We are also enthusiastic about the success Senomyx has had with our Sweet Enhancer program,” Snyder commented.  “As announced on June 24, our advances in this program have led to Senomyx and PepsiCo, the world’s second-largest food and beverage company, signing a letter agreement and entering into an exclusive 60-day negotiation period regarding the completion of a definitive agreement for a new collaboration related to Senomyx’s sweet taste technology.”

Senomyx’s letter agreement with PepsiCo includes key commercial and financial terms for a potential multi-year collaborative research program focused on the discovery, development, and commercialization of new artificial sweet enhancers, natural sweet enhancers, and natural high potency sweeteners for the non-alcoholic beverage category.  Under the letter agreement, Senomyx has received a payment of $7.5 million from PepsiCo.  The payment, which is non-refundable except under limited circumstances, will be applied as partial payment towards an upfront license fee if Senomyx and PepsiCo enter into a final definitive agreement.

“PepsiCo is an innovative company that shares our commitment to providing healthier, great-tasting products to consumers.  We believe that our potential new collaboration would include a commercialization timeframe and other terms that are beneficial for both companies,” Snyder stated.

In addition to other accomplishments, the Company increased its intellectual property portfolio during the past quarter.  As of June 30, 2010, Senomyx is the owner or exclusive licensee of 207 issued patents and 362 pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.  Technologies covered in the Company’s patents include taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.

Senomyx achieved its recent scientific advances under the leadership of Donald S. Karanewsky, Ph.D., who has served as Senior Vice President, Discovery since joining Senomyx in June 2007.  In recognition of his valuable contributions to the Company, Dr. Karanewsky was appointed to the position of Senior Vice President and Chief Scientific Officer during the past quarter.  Dr. Karanewsky received his Ph.D. and Master’s degrees in Chemistry from Harvard University and was granted a B.S. in Chemistry, Magna Cum Laude, from Stevens Institute of Technology in New Jersey.

Senomyx management will discuss the Company’s recent events during a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today.  Details regarding access to the call and a subsequent archived recording are provided below.

Discovery & Development Program Updates:

Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx has received a GRAS (Generally Recognized As Safe) regulatory designation for S6973, the Company’s sucrose enhancer that enables up to 50% reduction of sugar in certain foods and beverages while maintaining the sweet taste of natural sugar.  The GRAS designation allows it to be used in the U.S. and in numerous other countries for most food products and selected beverages such as flavored milk, as well as ready-to-drink and instant coffee and tea.  The sucrose enhancer is currently being evaluated by potential collaborators interested in using it for these beverage categories.  Firmenich has exclusive worldwide rights to commercialize this sucrose enhancer for virtually all food categories, and co-exclusive rights for the powdered beverage category.  Firmenich has initiated pre-commercialization activities with major clients in anticipation of conducting its first product launches during 2011.

Additional advances with the Sweet Enhancer Program include the identification of a new family of sucrose enhancers with distinct physical properties that may be advantageous for a broader range of beverages and other product applications.  A recently discovered sucrose enhancer from this family enables up to 50% reduction of sugar in preliminary taste tests.

During the first quarter of 2010, the Company identified the first Senomyx flavor ingredients that demonstrate a statistically significant amplification of the sweet taste of fructose, a key component of high fructose corn syrup.  High fructose corn syrup is the primary sweetener used in carbonated and certain other beverages, especially in North America.  A number of new samples have been active in the fructose enhancer screening assay.  These are being optimized to increase their potency and improve their physical properties, followed by evaluation in taste tests.

Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Taste tests have demonstrated that S6821 and S0812, alone or in combination, can provide statistically significant reductions in the bitterness of a variety of product prototypes and food ingredients including tea, cocoa, menthol, various proteins, and the sweeteners Rebaudioside-A (a derivative of the stevia plant), Acesulfame potassium (Ace-K), and saccharine.  Senomyx expects to submit regulatory applications for S6821 during the second half of this year.  In addition, the Company believes development activities with S0812 will conclude by year-end and regulatory filings are planned for 2011.

Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Senomyx discovered SNMX-29, a protein with characteristics that indicate it could be involved in human salt taste perception, and identified samples that are active in screening assays based on this protein.  These active samples have not provided significant enhancement of saltiness in taste tests, which leads the Company to believe that SNMX-29 is not the primary receptor responsible for human salt taste.  The Company is exploring the role of other proteins that may be integral to the sensation of salty taste.  This high-priority effort involves chemistry and biology approaches, including assessing components of Senomyx’s proprietary database of proteins found in taste buds.  Senomyx believes that discovery of the protein or proteins that function as the salt taste receptor could lead to identifying a salt taste enhancer.

Cooling Flavor Program:  The goal of the Cooling Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has discovered new cooling flavors that demonstrated a taste proof-of-concept and displayed cooling properties that exceed those of commonly used agents.  Senomyx and its partner for this program, Firmenich, have prioritized sample classes that are the focus of further optimization.

Financial Review:

Revenues were $5.7 million for the second quarter of 2010, compared to $3.0 million for the second quarter of 2009, an increase of 91%.  Revenues were $13.4 million for the six months ended June 30, 2010, compared to $6.5 million for the six months ended June 30, 2009, an increase of 107%.  The increases in revenues for the second quarter and the year-to-date were primarily due to the recognition of license fee and R&D funding revenue related to the Company’s August 2009 Sweet Enhancer collaboration with Firmenich.  License fee and R&D funding related to the collaboration contributed $3.3 million and $6.2 million for the three and six month periods ending June 30, 2010.  Also contributing to the increase year-to-date was a total of $3.0 million in non-recurring milestone payments and cost reimbursements from collaborators.

Research and development expenses, including stock-based compensation expense, were $7.1 million for the second quarter of 2010, compared to $7.8 million for the second quarter of 2009, a decrease of 10%.  Research and development expenses, including stock-based compensation expense, were $13.5 million for the six months ended June 30, 2010, compared to $15.4 million for the six months ended June 30, 2009, a decrease of 13%.  These decreases were primarily due to reduced expenditures for compound acquisition and related high-throughput screening activities and reduced personnel-related expenses.

General and administrative expenses, including stock-based compensation expense, were $3.3 million for the second quarter of 2010, compared to $3.2 million for the second quarter of 2009, an increase of 3%.  General and administrative expenses, including stock-based compensation expense, were $6.4 million for the six months ended June 30, 2010, compared to $6.5 million for the six months ended June 30, 2009, a decrease of 1%.

The net loss for the second quarter of 2010 was $0.12 per share, compared to a net loss of $0.26 per share for the second quarter of 2009.  The net loss for the six months ended June 30, 2010 was $0.18 per share, compared to $0.50 per share for the six months ended June 30, 2009.

2010 Outlook:

“Due to the receipt of $7.5 million from PepsiCo related to the June letter agreement, we are revising our cash utilization guidance for 2010 from a range of $14 million to $16 million to a range of $6 million to $8 million.  At this time, we are not revising our other financial guidance metrics; however, we will update our financial guidance as necessary if we enter into a definitive agreement with PepsiCo,” stated Tony Rogers, Vice President and Chief Financial Officer.

For the full year 2010, Senomyx now expects:

•                  Total revenues of $20 million to $24 million

•                  Total expenses of $42 million to $44 million, of which $5 million to $6 million is non-cash, stock-based compensation expense

•                  Net loss of $18 million to $21 million

•                  Basic and diluted net loss of $0.48 to $0.56 per share

•                  Net cash used in operating activities between $6 million and $8 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-679-8018, and international callers should dial 617-213-4845, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 42596600.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PDMLW3UAD. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor-based technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2010 financial results and anticipated financial condition; our plans to enter into a new collaboration agreement with PepsiCo, Inc.; the prospect and timing of potential regulatory approvals for the use of S336 and S807 by EFSA; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S8475, S6973 and other sweetness enhancers; Firmenich’s ability to commercialize our sucralose enhancer when anticipated and market acceptance of our sucralose enhancer; the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to identify proteins primarily involved in the perception of salt taste and to successfully complete development activities for bitter blockers, other sweetness enhancers and flavor ingredients when anticipated; and Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages when anticipated or at all. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx may not be able to reach agreement with PepsiCo for the terms of a collaboration agreement; even if Senomyx enters into a new collaboration agreement with PepsiCo, it may not be on favorable terms or on the terms described in the letter agreement; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$5,656	$2,966	$13,387	$6,478

Operating expenses:
Research and development (including $424, $455, $982 and $958, respectively, of non-cash stock-based compensation)	7,098	7,844	13,494	15,430
General and administrative (including $757, $1,049, $1,617 and $2,061, respectively, of non-cash stock-based compensation)	3,286	3,191	6,411	6,470
Total operating expenses	10,384	11,035	19,905	21,900

Loss from operations	(4,728)	(8,069)	(6,518)	(15,422)

Other income	24	22	34	34

Net loss	$(4,704)	$(8,047)	$(6,484)	$(15,388)

Basic and diluted net loss per share	$(0.12)	$(0.26)	$(0.18)	$(0.50)

Weighted average shares used in computing basic and diluted net loss per share	38,608	30,918	36,603	30,840

Condensed Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$55,418	$31,074
Other current assets	1,714	866
Property and equipment, net	9,422	10,514
Total assets	$66,554	$42,454

Accounts payable, accrued expenses and other current liabilities	$5,378	$5,279
Deferred revenue	20,381	11,193
Leasehold incentive obligation	6,581	7,075
Deferred rent	1,436	1,400
Stockholders’ equity	32,778	17,507
Total liabilities and stockholders’ equity	$66,554	$42,454